DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.380)

Filed in the office of	Document Number 20060642668-00
Dean Heller, Secretary of State, State of Nevada	Filing Date and Time 10/04/2006 7:09 AM
	Entity Number E0725142005-1

Important: Read attached Instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation: Sunrise Mining Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Please see attachments (two pages).

1. Article 4 is amended as per attachment #4.

** Increased the total authorized shares from 10,000,000 to 200,000,000, and changed the par value from $0.01 to $0.001

2. Also added article 11, article 12 and article 13 as per attachment #11, #12 and #13.

3. The undersigned declare that they constitute **at least two-thirds** of the incorporators ☐, **or of** the board of directors ☒. (check one box only)

4. Effective date of filing (optional): Oct 3, 2006
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

SHAOJUN SUN
Signature

Signature

* If more than two signatures, attach an 8 ½ x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment to Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations

CERTIFICATE OF AMENDMENT
TO ARTICLE OF INCORPORATION
OF
SUNRISE MINING CORPORATION

4. The corporation shall have authority to issue an aggregate of two hundred million (200,000,000) shares of stock, par value One Mill ($.001) per share divided into two (2) classes of stock as follows for a total capitalization of TWO HUNDRED THOUSAND DOLLARS ($200,000):

(A) Non-assessable Common Stock: One Hundred Ninety Million (190,000,000) shares of Common Stock, par value One Mill ($0.001) per share and
(B) Preferred Stock: Ten Million (10,000,000) shares of Preferred Stock, par value One Mill ($0.001) per share.

The Common shares of the Company shall have one (1) vote per share. The Preferred shares of the Company shall have twenty (20) votes per share. The Preferred shares are not convertible into common shares.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation's Common Stock shall not posses cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

11. Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

12. No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other

Attachment to Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations

CERTIFICATE OF AMENDMENT
TO ARTICLE OF INCORPORATION
OF
SUNRISE MINING CORPORATION

corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

13. No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.